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                                                                    EXHIBIT 15

June 4, 1996

Healthsource, Inc.
Two College Park Drive
Hooksett
New Hampshire 03106


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Healthsource, Inc. and Subsidiaries for the periods ended
March 31, 1996 and 1995, as indicated in our report dated May 10, 1996; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, is being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

                                                Deloitte & Touche LLP

                                                Boston, Massachusetts